Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our audit letter report dated January 30, 2012 relating to the proved reserves of gas and oil, as of December 31, 2011, for the Southwestern Energy Company, and (b) the use of our name and the references to us as experts in Southwestern Energy Company’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission on November 9, 2012.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

November 9, 2012